Exhibit 99.1

Terra Property Trust Delivers Enhanced Merger Proposal to Western Asset Mortgage Capital Corporation

Asserts New Proposal Delivers Superior Value for the Company’s Stockholders Relative to AG Mortgage Investment Trust’s Unsolicited Offer

Highlights Proposal Provides Stockholders with Larger Value on a Total Basis and Cash Basis, Perpetually Lower Management Fees, and Greater Certainty of Closing

Notes Proposal Also Provides for a Performance-Based, Tiered Incentive Fee Structure, Superior to the Model Utilized by Angelo Gordon

Underscores Commitment to Consummating the Merger and Taking All Necessary Steps to Protect Stockholders’ Interests

NEW YORK--(BUSINESS WIRE)--Terra Property Trust, Inc. today released the below letter sent to the Board of Directors of Western Asset Mortgage Capital Corporation (NYSE: WMC).

***

August 03, 2023

Western Asset Mortgage Capital Corporation

385 E. Colorado Blvd.

Pasadena, CA 91101

Attention: The Board of Directors

Dear Members of the Board of Directors,

I write to you on behalf of Terra Property Trust, Inc. (“TPT” or “we”) to reaffirm our commitment to consummating a merger with Western Asset Mortgage Capital Corporation (“WMC” or “you”). We firmly believe that a merger between TPT and WMC is the best path to maximizing value for WMC stockholders because it provides for, among other things, enhanced scale, a more diversified portfolio, and a stronger balance sheet. With that context in mind, we are pleased to submit an enhanced cash-and-stock proposal (the “TPT Enhanced Proposal”) on terms that are clearly superior to the AG Mortgage Investment Trust, Inc. (“MITT”) bid.

We trust that you will thoroughly and objectively evaluate the TPT Enhanced Proposal in accordance with both the terms of our Merger Agreement and your fiduciary duties as directors. Relative to MITT’s unsolicited bid, you will find that the TPT Enhanced Proposal delivers significantly greater overall value to WMC stockholders by providing more cash, perpetually reduced management fees, and greater certainty of closing. A TPT-WMC merger also positions stockholders to benefit from what you acknowledged is “the partnership of a well-capitalized institutional partner in TPT, which brings a proven track record and has developed broad and deep expertise investing across cycles, property types, and markets.”1

Through the contemplated merger, TPT plans to set a new standard in the mortgage REIT industry by better aligning the external manager’s incentives with stockholders’ interests. Specifically, we propose a structure that reduces fixed management fees and incentivizes performance. Our proposal seeks to correct the misalignment of interests between external managers and stockholders that MITT has exemplified by charging stockholders high fees that are paid to its external manager, AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P. (“Angelo Gordon”). WMC’s stockholders deserve better.

1         WMC press release dated June 28, 2023.

Notable terms of the TPT Enhanced Proposal include the following:

¥	Total Value: TPT is offering WMC stockholders $15.96 per share (including $1.43 per share / $8.75 million in cash), significantly exceeding the total $10.60 per share (including $1.06 per share / $7.0 million in cash)[2] that MITT is offering.[3] Furthermore, the cash component of MITT’s unsolicited bid is uncertain and exposes stockholders to downside risk, as MITT has noted that its cash offer is subject to reduction and is capped at 9.9% of the merger consideration to avoid having to repurchase the outstanding WMC convertible notes.[4]

¥	Management Fee: TPT proposes to reduce the asset management fee paid to the external manager to 1.25% of stockholders’ equity, compared to the 1.50% proposed by MITT. MITT’s proposed one-time $2.4 million management fee waiver is diminished by the following: (a) the waiver does not even offset the $3.0 million termination fee that WMC would be required to pay to TPT and (b) less than one-third of the waiver goes to WMC stockholders.[5] In contrast, the TPT Enhanced Proposal provides perpetual savings, initially of $1.0 million per annum (or ~$10.0 million over 10 years), which will become increasingly meaningful as the combined entity’s equity grows. Our proposed 1.25% management fee would be the third lowest among 24 externally managed mortgage REIT peers.[6] We are putting excess cash where it belongs: in stockholders’ hands.

¥	Public Market Test: MITT’s suggestion that its stock is more attractive than TPT’s is deeply flawed for the following reasons:

-	It would be challenging for TPT-WMC to perform as poorly in the public sphere as MITT has. Since the end of 2019, MITT has (a) suffered more than 80% declines in book value and share price, (b) faced widespread margin calls, (c) completed dilutive equity raises, and (d) traded at substantial discounts to book value and peers.

-	Despite MITT’s association with a large asset manager, the reality is that TPT’s book value exceeds MITT’s by more than 40%,[7] a critical difference to WMC stockholders given the importance of scale in the mortgage REIT industry. The misalignment between MITT’s external manager and its stockholders is evident by Angelo Gordon, a firm with $73 billion of AUM, owning less than $2 million of MITT shares. TPT, by contrast, owns more than triple that amount of MITT’s shares.[8]

-	We have been an SEC reporting company since 2019 and have two bond offerings that trade publicly on the NYSE.[9]

-	The reverse merger structure considered in the TPT-WMC merger agreement has a precedent of success, including the mergers of Ready Capital / ZAIS Financial and Benefit Street / Capstead, both of which trade, on a price-to-book value basis, at the higher end of mortgage REIT comps and at substantial premiums to where MITT trades.[10]

[2]	Comprised of $6.5 million in cash consideration paid directly to stockholders plus $0.5 million of cash to cover a portion of transaction expenses.
[3]	Source: Raymond James, FactSet. Calculations based on share prices at market close on August 02, 2023. Assumes the TPT-WMC combined company trades at the 0.89x average price-to-book value of the Diversified Commercial Mortgage REITs (i.e., companies that invest in commercial real estate (“CRE”) loans, CMBS, operating CRE, and other CRE-related investments, including STWD, ABR, LADR, RC, BRSP, NREF). MITT-WMC value is based on MITT’s proposed 1.468x fixed exchange ratio and MITT and WMC share prices at market close on August 02, 2023.
[4]	The TPT Enhanced Proposal avoids having to repurchase WMC’s convertible notes by structuring the cash payment to WMC stockholders as a one-time dividend funded by TPT.
[5]	Based on MITT’s proposed fixed exchange ratio of 1.468x.
[6]	Source: Raymond James. Sample set includes externally managed diversified, commercial, and residential mortgage REITs and is available upon request.
[7]	Based on financial statements as of March 31, 2023.
[8]	Source: Bloomberg, as of August 02, 2023.
[9]	TPT’s bonds trade on the NYSE under the tickers TPTA and TFSA.
[10]	Source: Bloomberg, as of August 02, 2023.

¥	Post-Merger Trading: The TPT-WMC merger proposal protects WMC stockholders by subjecting TPT (but not WMC) stockholders to staggered conversion rights in the combined company (in equal 6-, 12-, and 18-month increments after the merger), which will mitigate potential selling pressure. The MITT Competing Proposal contains no such protections, making the potential MITT-WMC entity vulnerable to substantial selling pressure post-merger.

¥	Certainty of Closing & Timing: We are prepared to file the S-4 proxy statement for the TPT-WMC in the upcoming days and anticipate closing the merger by Q4 of this year. In contrast, a merger with MITT is much less likely to close this year given MITT trails TPT in diligence and filing the S-4. The TPT-WMC merger is also more likely to win stockholder approval, as 80% of TPT shares have agreed to vote in favor of the TPT-WMC merger pursuant to an executed voting agreement.[11] Conversely, MITT stockholder approval of a potential MITT-WMC merger is questionable due to MITT having no such voting commitment.

The table in Appendix A simplifies the comparison between the TPT Enhanced Proposal and MITT’s bid, showing how the TPT Enhanced Proposal is superior for WMC stockholders in every regard.

While we respect that you need to uphold your fiduciary duties by considering the MITT bid, we also believe the facts now speak for themselves when it comes to the best path forward for WMC’s stockholders. We are prepared to take all necessary steps to protect our interests and position stockholders for the best future. We look forward to a speedy and orderly completion of our transaction.

Best,

Vik Uppal

Chairman & CEO

Terra Property Trust, Inc. & Mavik Capital Management, L.P.

[11]	Subject to very limited exceptions.

Appendix A

Comparison of TPT and MITT Proposals

	Terra Property Trust	AG Mortgage Investment Trust	Superior for WMC
Implied WMC Share Price [3]	$15.96	$10.60	TPT

Cash to WMC Stockholders	$8.75 million	$7.0 million,[2] subject to downward adjustment	TPT

Combined Book Value [12]	$419 million	$330 million	TPT

Management Fee	1.25% of Stockholders’ Equity	1.50% of Stockholders’ Equity	TPT

Pro Forma Total Leverage [13]	4.0x	9.6x	TPT

Estimated Closing Timing	Q4 2023	Uncertain	TPT

Total Estimated Transaction Costs	$8.4 million	$11.4 million [14]	TPT

Important Additional Information and Where to Find It

In connection with the proposed merger between WMC and TPT (the "Merger"), WMC expects to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") that contains a prospectus of WMC that will also include a joint proxy statement of WMC and TPT (the "joint proxy statement/prospectus"). The joint proxy statement/prospectus will contain important information about WMC, TPT, the proposed merger and related matters. WMC and TPT also expect to file with the SEC other documents regarding the merger. STOCKHOLDERS OF WMC AND TPT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY WMC AND TPT WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT WMC, TPT, AND THE PROPOSED MERGER AND RELATED MATTERS. Stockholders of WMC and TPT may obtain free copies of the Registration Statement, the joint proxy statement/prospectus and all other documents filed or that will be filed by WMC or TPT with the SEC (if and when they become available) through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by WMC will be made available free of charge on WMC's website at http://www.westernassetmcc.com, or by directing a request to its Investor Relations, Attention: Larry Clark at (310) 622-8223; email: lclark@finprofiles.com. Copies of documents filed with the SEC by TPT will be made available free of charge on TPT's website at https://www.terrapropertytrust.com, or by directing a request to its Investor Relations at (212) 257-4666; email: ir@mavikcapital.com.

[12]	Based on common stockholders' equity in publicly filed financial statements as of March 31, 2023, reduced by estimated transaction expenses.
[13]	Based on financial statements as of March 31, 2023; calculated using total debt divided by combined book value and preferred equity at liquidation value.
[14]	Estimated transaction costs of TPT-WMC merger plus $3.0 million termination fee that would be due if WMC were to terminate merger agreement with TPT.

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the "Securities Act").

Participants in Solicitation Relating to the Merger

WMC, TPT, and their respective directors and executive officers, and certain other affiliates of WMC or TPT may be deemed to be "participants" in the solicitation of proxies from the stockholders of WMC and TPT in respect of the Merger. Information regarding WMC and its directors and executive officers and their ownership of common stock of WMC can be found in WMC's definitive proxy statement filed with the SEC on May 2, 2023, and its most recent Annual Report filed on Form 10-K for the fiscal year ended December 31, 2022. Information regarding TPT and its directors and executive officers and their ownership of common stock of TPT can be found in TPT's definitive proxy statement filed with the SEC on April 26, 2023, and its most recent Annual Report filed on Form 10-K for the fiscal year ended December 31, 2022. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed Merger if and when they become available. These documents are available free of charge on the SEC's website and from WMC or TPT, as applicable, using the sources indicated above.

Forward-Looking Statements

This press release includes "forward-looking statements," as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These forward-looking statements are based on current assumptions, expectations, and beliefs of WMC and TPT and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. TPT cannot give any assurance that these forward-looking statements will be accurate. These forward-looking statements generally can be identified by use of forward-looking terminology such as "may," "will," "target," "should," "expect," "attempt," "anticipate," "project," "estimate," "intend," "seek," "continue," or "believe," or the negatives thereof or other variations thereon or comparable terminology. Similarly, statements herein that describe certain plans, expectations, goals, projections, and statements about the proposed Merger, including its financial and operational impact, the benefits of the Merger, the expected timing of completion of the Merger, and other statements of management's beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company. There are a number of risks and uncertainties, many of which are beyond the parties' control, that could cause actual results to differ materially from the forward-looking statements included herein, including, but not limited to, the risk that the Merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to obtain stockholder approvals relating the Merger and issuance of shares in connection therewith or the failure to satisfy the other conditions to completion of the Merger in a timely manner or at all; risks related to disruption of management's attention from ongoing business operations due to the proposed Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of common stock of WMC; the risk that the Merger and its announcement could have an adverse effect on the operating results and businesses of WMC and TPT; the outcome of any legal proceedings relating to the Merger; the ability to successfully integrate the businesses following the Merger; the ability to retain key personnel; conditions in the market for mortgage-related investments; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; inflationary pressures on the capital markets and the general economy; conditions in the market for commercial and residential loans, securities and other investments; legislative and regulatory changes that could adversely affect the businesses of WMC or TPT; risks related to the origination and ownership of loans and other assets, which are typically short-term loans that are subject to higher interest rates, transaction costs and uncertainty on loan repayments; risks relating to any future impact of the COVID-19 pandemic, including the responses of governments and industries, on the real estate sector; credit risks; servicing-related risks, including those associated with foreclosure and liquidation; the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions; the general volatility of the securities markets in which WMC or TPT participate; WMC or TPT's ability to maintain their respective qualification as a real estate investment trust for U.S. federal income tax purposes; and WMC or TPT's ability to maintain their respective exemption from registration under the Investment Company Act of 1940, as amended. All such factors are difficult to predict, including those risks set forth in the WMC's annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on its website at http://www.westernassetmcc.com and on the SEC's website at http://www.sec.gov, and those risks set forth in TPT's annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on TPT's website at http://www.terrapropertytrust.com and on the SEC's website at http://www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. TPT undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.

About TPT

TPT originates, invests in, and manages loans, securities, and assets secured by commercial real estate across the US. The company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016.

Contacts

Longacre Square Partners

Greg Marose / Kate Sylvester, 646-386-0091

mavikcapital@longacresquare.com